Exhibit 10.1

LICENSE AGREEMENT

Case Western Reserve University – Exact Sciences Corporation

This Agreement (hereinafter “this Agreement”) entered into as of this 18th day of July, 2005 (“Effective Date”) by and between Case Western Reserve University, an Ohio non-profit corporation, having a principal place of business at 10900 Euclid Avenue, Cleveland, Ohio 44106 (“CASE”) and Exact Sciences Corporation, a Delaware corporation, having a principal place of business at 100 Campus Drive, Marlborough, MA 01752 (“Licensee”).

WITNESSETH

WHEREAS, CASE has, subject to certain interests of Howard Hughes Medical Institute (“HHMI”), certain technology developed in the laboratory of Dr. Sanford Markowitz, a Howard Hughes Medical Institute Investigator at CASE, relating to HLTF and Vimentin Gene Methylation in Colon Cancer, and is interested in licensing same,

WHEREAS, CASE has right, by reason of its Intellectual Property Policy and assignment from HHMI, to license such technology, subject to the right of HHMI to review and approve of any such license;

WHEREAS, CASE’s interest in such technology is subject to certain retained rights by the United States of America and HHMI;

WHEREAS, Licensee desires to acquire rights in and to the technology upon the terms and conditions herein set forth;

NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.             DEFINITIONS

1.1           The term “Copyrights” shall mean CASE’s and/or HHMI’s copyrights in the Licensed Technology.

1.2           The term “Dispose” or “Disposition” shall mean the sale, lease or other transfer of Licensed Product(s).

1.3           The term “Dollar”, “U.S. Dollar” and “U.S. $” shall mean lawful money of the United States of America.

1.4           The term “Field of Use” shall mean use of the Licensed Technology in detecting human colorectal cancer and tumors, including, without limitation, adenomas, in stool-based assays, and other products for the purposes of colorectal disease screening and detection, disease staging, disease monitoring, disease prognosis, and/or pharmacogenomic testing.

1.5           The term “Fiscal Quarter” or “Quarter” shall refer to the normal quarterly accounting periods of Licensee; if Licensee does not have normal quarterly accounting periods,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

then “Fiscal Quarters” shall mean the calendar three months periods commencing with January of each year.

1.6           The term “Licensed Product” shall mean any product, service and/or process that constitutes, is based on, incorporates or uses, in whole or in part, Licensed Technology, including any mutant or altered form of the genetic material which is covered by the Patent Rights.

1.6.1        The term “Licensed Combination Product” shall mean a Licensed Product that includes one or more genes for which Licensee or a Product Sublicensee must pay royalties, upon Disposition, to one or more Third Party Licensors.

1.6.2        The term “Third Party Licensor” means an entity (other than CASE, Licensee or Sublicensee) that has entered a royalty-bearing license agreement with Licensee or a Product Sublicensee for one or more genes included in a Licensed Product.

1.7           The term “Licensed Technology” or “Technology” shall mean (i) the Patent Rights ; and (ii) the technology, trade secrets, know-how, improvements and other information and intellectual property of CASE identified in Attachment A.

1.8           The term “Licensee Net Sales” shall mean the total of [********] received by Licensee due to Dispositions of Licensed Products (other than Dispositions by Product Sublicensees), less the total of all:

[********]

No deduction shall be made for commissions paid to individuals whether they are individual sales agents or persons regularly employed by Licensee.

1.9           The term “Product Sublicensee Royalty Basis” shall mean the revenue or sales total used in a sublicense agreement between Licensee and a Product Sublicensee as the basis for computing royalties owed by such Product Sublicensee to Licensee due to Dispositions of Licensed Products.  Product Sublicensee Royalty Basis, however, shall be no less than the value of Licensee Net Sales that would result from considering Revenues of Product Sublicensee to be Revenues of Licensee, unless CASE has agreed in advance to accept a particular definition of “Product Sublicensee Royalty Basis” for the computation of Royalties due to Dispositions by a Product Sublicensee.

1.10         The term “Patent Rights “ shall mean and include the United States patents and/or patent applications listed in Attachment A to this Agreement; United States patents issued from the applications listed in Attachment A and from divisionals and continuations of these applications and any reissues of such United States patents; claims of continuation-in-part applications and patents directed to subject matter specifically described in the applications described above; and claims of all foreign patent applications, patents, and other intellectual property which are directed to subject matter specifically described in the United States patents and/or patent applications described above.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

1.11         The term “Prime Rate” shall mean the interest rate per annum announced from time to time by Key Bank, Cleveland, Ohio, as its prime rate.

1.12         The term “Product Launch” shall mean the first commercial sale of Licensed Product(s).

1.13         The term “Product Sublicensee” shall mean an entity to which Licensee sublicenses rights to make, sell, distribute, manufacture, or otherwise convey or Dispose of Licensed Products pursuant to a sublicense agreement.

1.14         The term “Revenue” shall mean the U.S. Dollar value of all consideration realized from the Disposition of Licensed Product(s).

1.15         The term “Royalties” shall mean royalties calculated as a percentage of Net Sales and payable by Licensee to CASE under this Agreement.

1.16         The term “Year” refers to contract years of the License Agreement, i.e., a 12-month period starting with the date (or anniversary) of the Effective Date of the License Agreement.

2.             LICENSE GRANT

2.1           CASE hereby grants to Licensee, and Licensee hereby accepts, (i) an exclusive, royalty bearing, world-wide right and license under and to the Licensed Technology to make, have made, use and Dispose of Licensed Products in the Field of Use and (ii) a non-exclusive, world-wide, royalty free right and license under and to the Licensed Technology for internal research and development purposes in the Field of Use.

2.2           No right to sublicense the Licensed Technology is hereby granted to Licensee except that Licensee may sublicense to (i) Product Sublicensees to the extent necessary to enable Product Sublicensees to make and/or Dispose of Licensed Products within the Field of Use; (ii) customers to the extent necessary for their personal use of a Licensed Product; or (iii) other entities with the specific agreement of CASE.

2.2.1        Licensee understands that any sublicenses granted by Licensee to entities other than customers (even though the specific agreement by CASE to such a sublicense has been obtained) must provide that the obligations to CASE and HHMI (as a third-party beneficiary) under this Agreement, including but not limited to, Indemnification, Insurance, HHMI’s third party beneficiary status, and procedures for Dispute Resolution shall be binding upon such sublicensee as if it were a party to this Agreement and that the economic return to CASE from the Disposition of Licensed Products be not less than the economic returns would be if such Disposition had been by Licensee.  In addition, any sublicense agreement shall provide for automatic assignment to CASE in the event of termination of Licensee’s license to the Licensed Technology (prior to expiration of this Agreement).  Licensee shall be responsible for the acts or omissions of its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of Licensee hereunder.  Any act or omission of a sublicensee that would be a breach of this License Agreement if performed by Licensee shall be

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

deemed to be a breach of this License Agreement by Licensee if such breach is not cured before 180 days.  Each sublicense agreement granted by Licensee shall include an audit right by CASE of the same scope as provided herein below with respect to Licensee.  No such sublicense agreement shall contain any provision which would cause it to extend beyond the Team of this Agreement.  Licensee shall give CASE prompt notification of the identity and address of each sublicensee with whom it concludes a sublicense agreement and shall supply CASE with a copy of each such sublicense agreement.

2.3           No provision of this Agreement shall restrict Licensee’s, CASE’s and/or HHMI’s ability to conduct further research and development in the area of Licensed Technology or other areas.

2.4           All Licensed Products shall be manufactured, sold and performed by Licensee in compliance with all applicable governmental laws, rules and regulations.  Licensee shall keep CASE fully informed of, and shall move expeditiously to resolve, any complaint by a governmental body relevant to Licensed Products, except for complaints subject to the Section of this Agreement entitled “Infringement.”

2.5           CASE represents and warrants that CASE has the right to license the Patent Rights to Licensee under the terms provided in this Agreement and that CASE’s obligations to HHMI do not conflict with the licenses provided hereunder.  CASE retains the right to grant either exclusive or non-exclusive licenses for the Licensed Technology in fields of use other than the Field of Use for which the license hereunder is granted.

2.6           If Licensed Technology was supported under a United States Government funding agreement, then (a) the United States Government has been or will be granted licensing rights solely as required under the terms of those federal agreements, (b) all rights and obligations reserved to the United States Government and others under Public Law 96-517, and Public Law 98-620 and any applicable governmental rules and regulations, including but not limited to government purpose license and march-in rights and sharing of certain research materials, shall be respected and shall in no way be diminished by this Agreement and any right granted in this Agreement regarding Licensed Technology greater than that permitted under Public Law 96-517 or Public Law 98-620, and any applicable governmental rules and regulations, shall be subject to modification as may be required to conform to the provisions of those statutes, and (c) products using Licensed Technology sold or used in the United States will be manufactured substantially in the United States of America, unless a waiver has been obtained from the federal funding agency under whose funding agreement the Licensed Technology was generated.

2.7           Notwithstanding the license granted in this Agreement, CASE and HHMI and any health care institutions affiliated with either of them shall have and retain all rights to use, free of charge, the Licensed Technology for their non-commercial research, clinical research treatment (i.e. the treatment of patients as part of a clinical research effort to determine the effectiveness, safety or tolerability of Licensed Technology), educational or academic purposes, even in the Field of Use, but not for licensing to others.  There is no restriction on licensing by CASE of Licensed Technology outside the Field of Use.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

2.8           CASE and HHMI may have in the past, and shall have the right in the future, to provide Licensed Technology to academic and/or non-profit health care institutions for non-commercial research, clinical research treatment, educational, or academic purposes.  Nothing in this Agreement shall prohibit such conduct by CASE or HHMI or use for such purposes by academic or non-profit health care institutions receiving Licensed Technology from CASE or HHMI.  For the avoidance of confusion, CASE may not, during the Term of this Agreement, permit any third party to use the Licensed Technology in the Field of Use for commercial purposes.

3.             FIELD OF USE OPTION

CASE hereby grants to Licensee an option (the “Field of Use Option”) for a term of twenty-four (24) months only, commencing on the Effective Date, (the “Option Period”) to negotiate an amendment to the Agreement with CASE to expand the Field of Use for the Licensed Technology to include human blood-based assays for the purposes of colorectal disease screening and detection, disease staging, disease monitoring, disease prognosis, and/or pharmacogenomic testing.  To exercise this Field of Use Option, Licensee must (i) provide a written statement, reasonably satisfactory to CASE, demonstrating Licensee’s capability and intention to develop Licensed Products within the human blood-based assay field of use for public sale as soon as practicable, consistent with sound and reasonable business practices and judgment, and (ii) execute an amendment to this Agreement with CASE prior to expiration of the Option Period.

4.             TERM OF THIS AGREEMENT

This Agreement shall expire at the end of its term (the “Term”), which extends from the Effective Date to the expiration of the last to expire of the Patent Rights.  The Agreement may be terminated prior to expiration pursuant to other provisions of this Agreement.

5.             DUE DILIGENCE

5.1           Licensee shall use its best commercially reasonable efforts to effect introduction of Licensed Technology into the commercial market as soon as reasonably practical; thereafter, until the termination of this Agreement, Licensee shall keep Licensed Technology reasonably available to the public.  At a minimum, Licensee shall achieve Product Launch within thirty (30) months of the Effective Date.

5.2           Licensee’s default in performance in accordance with Subsection 5.1 shall be grounds for CASE to terminate this Agreement.

6.             LICENSE FEES AND ROYALTIES

6.1           For Dispositions of Licensed Products other than Licensed Combination Products, Licensee shall pay CASE a Royalty of [********] (hereinafter the “Royalty Rate”) of the sum of Licensee Net Sales and Product Sublicensee Royalty Basis.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

6.2           For Dispositions of Licensed Combination Products, the Royalty Rate of [********] shall be reduced by the percentage, if any, of Licensee Net Sales and/or Product Sublicensee Royalty Basis payable as a royalty to the Third Party Licensor(s) who have contributed one or more genes to such Licensed Combined Products.  Notwithstanding the foregoing, in no event shall the Royalty Rate be less than 1 percent.

6.3           The parties acknowledge that Licensee, in partial satisfaction of its fee obligations to CASE hereunder, paid CASE [********] on March 10, 2003.  In addition to this amount, Licensee shall pay CASE non-refundable License Fees of (i) [********] due and payable [********]; (ii) [********] due and payable, if this Agreement is still in effect, upon the earlier of: (a) [********] or, (b) [********]; and (iii) [********] due and payable [********].  The License Fees described in this section 6.3 will be in addition to any other amounts due under this Agreement.

6.4           Licensee shall pay CASE a minimum royalty of [********] per year (“Annual Minimum Royalty”), commencing on the anniversary date of the Effective Date following the Product Launch, and payable on each anniversary of the Effective Date thereafter.  The Annual Minimum Royalty shall be credited against the Royalties payable in a Year.

6.5           Annual Minimum Royalty payments are to be adjusted by the cumulative percentage change in the CPI-W Consumer Price Index between December 2004 and the December preceding the date on which the payment in question is payable.

7.             PAYMENT TERMS

7.1           Royalties shall be paid by Licensee to CASE, as defined in the Section entitled “Royalties” for each Fiscal Quarter within sixty (60) days of the end of such Fiscal Quarter, until this Agreement expires or is terminated in accordance with this Agreement.  If this Agreement terminates before the end of a Fiscal Quarter, the payment for that terminal fractional portion of a Fiscal Quarter shall be made within ninety (90) days of the date of termination of this Agreement.

7.2           All Royalties hereunder shall be paid in U.S. Dollars and shall be made by wire transfer to CASE’s account No. [********] at Key Bank’s Cleveland office, or by Licensee’s check sent in accordance with the Section entitled “Notices”.

7.3           All Royalties payable hereunder that are overdue shall bear interest until paid at a rate equal to the Prime Rate in effect at the date such Royalties were due plus four percent (4%) per annum, but in no event to exceed the maximum rate of interest permitted by applicable law.  This provision for interest shall not be construed as a waiver of any rights CASE has as a result of Licensee’s failure to make timely payment of any amounts.

8.             REPORTS AND AUDITS

8.1           Licensee shall provide Quarterly reports of its progress in achieving Product Launch and shall notify CASE within ten (10) days of achieving Product Launch.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

8.2           Licensee shall maintain accurate books and records such that the Royalties due and payable hereunder can be easily ascertained.  Such books and records shall be maintained at Licensee’s principal place of business and shall be available for inspection by CASE or its representatives during the normal business day upon not less than ten (10) days prior written notice, provided that CASE or its representatives agree to protect the confidentiality of the informational Licensee.

8.3           Licensee shall make available Licensee’s books and records for audit by an independent accounting firm of CASE’s selection and Licensee agrees to cooperate fully in any such audit, provided that the auditors agree to protect the confidentiality of the information of Licensee.  Any such audit shall not be more frequent than annually.  In the event that such audit determines that the amount of Royalties paid to CASE was in error by the greater of [********] or [********], Licensee shall pay the costs of the audit.

9.             IMPROVEMENTS

9.1           Discussion of technical matters with each other by the parties will not create in a party any rights to ownership of patents, copyrights, trade secrets or other intellectual property rights in solutions to the matters that are invented solely by employees or agents of the other party hereto.

9.2           Licensee will own all of the right, title and interest (including patents, copyrights, trade secrets and any other intellectual property rights) in and to any results developed solely by Licensee or on its behalf in connection with this Agreement, including the results of any collaboration between the parties that are invented solely by Licensee’s employees or agents.

9.3           CASE will own all of the right, title and interest (including patents, Patent Rights, Copyrights, mask work rights, trade secrets and any other intellectual property rights) in and to any results developed solely by CASE or on its behalf in connection with this Agreement, including the results of any collaboration between the parties that are invented solely by CASE employees or agents.

9.4           All intellectual property that is a direct improvement of and is dominated by the Patent Rights and has been jointly invented by employees or agents of CASE and Licensee in connection with this Agreement and without use of Licensee’s own intellectual property shall be owned by CASE and included as Patent Rights, provided that Licensee may use such jointly invented intellectual property pursuant to the terms of Section 2.1 of this License Agreement.  CASE may issue licenses to others regarding such jointly invented property that result in Patent Rights, as long as such licenses do not violate any exclusive license to Licensee granted to Licensee under Section 2.1 (entitled “License Grant”).  If any other intellectual property is jointly invented by employees or agents of CASE and Licensee in connection with this Agreement, CASE and Licensee shall jointly own (without any duty to account to the other for profits) all right, title and interest (including patents, copyrights, mask work rights, trade secrets, and other intellectual property rights) therein.  If any such patentable invention which would not constitute a Patent Right or Licensed Technology arises out of such joint invention by employees or agents of CASE and Licensee, CASE and Licensee will negotiate in good faith on whether

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

and how to pursue patent, copyright or mask work protection of the invention in the U.S. and elsewhere.

9.5           Except as provided in this Section, nothing herein shall be deemed to grant any license or rights in any other technology in addition to the Licensed Technology.

10.           PATENTS AND OTHER INTELLECTUAL PROPERTY

10.1         CASE Property.  Intellectual property rights to Licensed Technology, such as Patent Rights, and Case’s Copyrights, will remain the property of CASE.  Trademarks owned by CASE existing on the Effective Date of this License Agreement related to the Licensed Technology belong to CASE.

10.2         Licensee shall bear all patenting costs for prosecution and maintenance of patents included in the Licensed Technology that are reasonably incurred or due prior to termination of this Agreement according to the following terms.  Licensee will reimburse CASE for the following fees and expenses related to such patenting that have been incurred as of the Effective Date, as follows: (i) [********] of past fees and expenses shall be due within thirty (30) days of receipt of an invoice or bill from CASE, not to exceed [********], and (ii) [********] of past fees and expenses shall be due upon Product Launch, not to exceed [********].  Licensee shall reimburse CASE for all reasonable future fees and expenses related to the Patent Rights in those countries agreed upon by Licensee within thirty (30) days of the receipt of each invoice or bill.  Should Licensed Technology be licensed to others, those patenting and other intellectual property protection costs which are incurred after that point shall be pro-rated among all licenses in proportion to the number of licenses in effect at the time the costs are incurred.  CASE will use reasonable best efforts to manage efficiently patent prosecution and expenses and shall keep Licensee advised of such expenses.  Licensee shall have reasonable input into consideration of issues relating to prosecution and maintenance of patents covering the Licensed Technology, but CASE shall retain ultimate control and decision-making authority with respect thereto.

10.3         CASE has applied for, and/or will apply for and prosecute Patent Rights, at Licensee’s expense, in any country that is requested by Licensee, for any and all patent applications and patents listed in Attachment A, to the extent that such protection is reasonably obtainable.  Licensee will not be responsible for patent costs associated with foreign prosecution unless such foreign pursuit has first been approved by Licensee in writing.  If such written approval is not delivered to CASE within thirty (30) days of CASE’s written request therefor, Licensee shall have no rights concerning those specific patent rights included in the Patent Rights in such country(ies).

10.4         CASE may, at its option and sole discretion and at its own expense, pursue patent, copyright and/or trademark rights for Licensed Technology in any country for which coverage has not been requested by Licensee in accordance with Subsection 10.3 above.  If Licensee does not reimburse CASE for such fees within thirty (30) days of the receipt of a related invoice or bill, then Licensee shall have no rights under any of those specific patent rights included in the Patent Rights in that country and shall have no rights to practice under such patent in such country.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

11.           MARKINGS, TRADEMARKS AND TRADE NAMES

11.1         Licensee shall have included in all sales, marketing literature and invoices relating to Licensed Product, a statement to the effect that “this product or portions thereof is manufactured under license from Case Western Reserve University” and, if applicable, either “Patent Pending” or, if applicable, “U.S. Patent Number                   .”

11.2         Licensee shall have marked the appropriate portions of all Licensed Product with any applicable United States of America and foreign patent numbers in accordance with the applicable laws of the countries in which the materials are intended to be used.  Licensee shall neither register nor use any CASE trademarks or trade names.

11.3         Licensee and CASE each acknowledge that they do not have any rights or any title whatsoever in or to the other’s technology, trade names or trademarks, except as expressly provided under this Agreement and except as expressly authorized in writing after the Effective Date of this Agreement and except as required by law.  Any reference by Licensee to CASE beyond the above may only be done with express written permission of CASE’s Associate Vice President for Technology Transfer.

12.           TERMINATION

12.1         In the event that Licensee defaults in the payment in full of any amount required to be paid under this Agreement on the date such payment is due, in addition to using any other legal and/or equitable remedies, CASE shall have the right, following the applicable cure period described in 12.2 below, and by written notice to Licensee after such default either (i) to terminate the exclusivity, if any, of the license hereunder (by amending the word “exclusive” in the License Grant to read “non-exclusive”) without any reduction in any of the payments due from Licensee or (ii) to terminate this Agreement.

12.2         In the event that either party to this Agreement defaults in the performance of any of its obligations hereunder and fails to cure such default within thirty (30) days after written notice of such default from such other party, the other party shall have the right by written notice to the defaulting party within sixty (60) days after the expiration of such thirty (30) day period to terminate this Agreement.

12.3         The termination of this Agreement, under any Section of the Agreement, shall not terminate (i) the obligation of Licensee to pay any amounts, which have accrued or which are otherwise to be paid by Licensee under the terms of this Agreement, or (ii) the obligations of either party arising prior to the date of termination under the Sections entitled “Reports and Audits,” “Patents and Other Intellectual Property,” “Termination,” “Taxes,” “Confidentiality and Trade Secrets,” “Indemnification,” “Insurance,” “Dispute Resolution,” and “Infringement” hereunder.

12.4         Upon termination of this Agreement, Licensee will immediately discontinue any further use of Licensed Technology and discontinue production of any Licensed Products.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

12.5         In the event of termination of the Agreement prior to expiration, any sublicenses entered by Licensees shall be automatically be assigned to CASE and shall operate thereafter as direct licenses from CASE.  Notwithstanding the foregoing, CASE shall only be entitled under such sublicenses, to the receipt of amounts relating to the Licensed Technology and shall not be entitled to receive amounts from such sublicensees relating to Licensee’s technologies, which shall continue to remain due and payable to Licensee directly.

12.6         Licensee shall have the right to terminate this Agreement upon notice to CASE if one or more of the Patent Rights do not issue.

13.           TAXES

Licensee shall pay all taxes which may be assessed or levied on, or on account of, the Licensed Technology, Licensed Product made, used or Disposed of hereunder and all taxes (other than taxes imposed by the United States of America or the State of Ohio or jurisdictions within such State) levied on or on account of the amounts payable to, or for the account of, CASE under this Agreement, excluding income taxes.

14.           NO WARRANTY

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT: (A) ANY INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY OR OTHER PROPERTY OR RIGHTS GRANTED OR PROVIDED BY CASE PURSUANT TO THIS AGREEMENT (“DELIVERABLES”) ARE ON AN “AS IS” BASIS, (B) NEITHER LICENSEE NOR CASE MAKE ANY WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, OR MERCHANTABILITY, EXCLUSIVITY OR RESULTS OBTAINED FROM USE, NOR SHALL EITHER CASE OR LICENSEE BE LIABLE FOR CLAIMS FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES SUCH AS LOSS OF PROFITS OR INABILITY TO USE SAID DELIVERABLES OR ANY APPLICATIONS AND DERIVATIONS THEREOF.  EXCEPT AS PROVIDED IN THIS AGREEMENT, NEITHER CASE NOR LICENSEE MAKES ANY WARRANTY OF ANY KIND WITH RESPECT TO FREEDOM FROM PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT, OR THEFT OF TRADE SECRETS.  CASE DOES NOT ASSUME ANY LIABILITY HEREUNDER FOR ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, OR COPYRIGHT ARISING FROM THE USE OF THE DELIVERABLES.  NEITHER PARTY WILL MAKE ANY WARRANTY ON BEHALF OF THE OTHER, EXPRESSED OR IMPLIED, TO ANY THIRD PARTY.

15.           COSTS

All costs and expenses incurred by Licensee in carrying out Licensee’s obligations under this Agreement shall be paid by Licensee, and Licensee shall not be entitled to reimbursement from Royalties hereunder or otherwise therefore from CASE.  Licensee shall possess or obtain at its own expense all necessary licenses and permits and shall comply with all laws, ordinances,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

rules or regulations affecting the exportation, use, and/or sale or transfer of the Licensed Product and/or Licensed Technology by Licensee..

16.           CONFIDENTIALITY AND TRADE SECRETS

16.1         “Confidential Information” shall mean any information relating to the Licensed Technology, the terms of this Agreement (as from time to time amended), Patent Rights, or other non-public matters covered by this Agreement or information disclosed from one party to the other hereunder in the manner set forth hereinafter.  All such information shall be Confidential Information, including information disclosed prior to the date of this Agreement, unless such information (i) was already in the receiving party’s possession prior to the time of relevant disclosure thereof as provided in subsection (a) hereof; (ii) has been published or is published hereafter, unless such publication is a breach of this Agreement; (iii) is obtained by the receiving party from a third party not under an obligation of confidentiality with respect thereto; or (iv) is independently developed by the receiving party.

(a)           In the event that such information shall be established to have been known to the receiving party prior to the disclosure thereof by reference to any publication thereof by the receiving party or by reference to any internal writing or other business record maintained by the receiving party in the ordinary course of business, such information shall not be deemed to be Confidential Information for purposes of this Agreement following notification to the other party under this Agreement of such fact.

(b)           With respect to any information not related to the Licensed Technology or Licensee’s assay and product development efforts which are deemed by the disclosing party to be Confidential Information subject to this Agreement, the disclosing party shall mark such information as “Confidential” prior to disclosing it to the other.

(c)           With respect to any oral communication not related to the Licensed Technology or Licensee’s assay and product development efforts which is deemed by the disclosing party to be Confidential Information subject to this Agreement, the disclosing party shall notify the receiving party of such fact and within thirty (30) days thereafter the disclosing party shall send a memorandum to the receiving party outlining the information deemed to be Confidential Information.

16.2         Each party shall maintain in confidence and shall not disclose to any person not a party hereto, nor shall either party use or exploit in any way without the other party’s written agreement, any Confidential Information until three (3) years after the later of the date of the termination of this Agreement or the end of the term of the last to expire of the Patent Rights, unless such information ceases to be Confidential Information prior to the end of such period through no fault of the receiving party or the parties enter into an agreement authorizing same.

16.3         The receiving party shall exercise all reasonable precautions to prevent the disclosure of Confidential Information by its employees or representatives, and in any event shall maintain with respect to such Confidential Information a standard of care which is no less than

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

that standard which such party maintains to prevent the disclosure of its own confidential information.

16.4         Upon termination of this Agreement, each party agrees to return at once to the other, without copying, all originals and copies of all materials (other than this Agreement) containing any Confidential Information and to make no further use thereof

17.           INDEMNIFICATION

Licensee hereby agrees to defend, indemnify and hold harmless CASE and HHMI, and their respective trustees, officers, employees, attorneys and agents from and against any third party claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of or otherwise relating to Licensee’s actions or inactions under this Agreement or based upon, arising out of or otherwise relating to Licensee’s and/or its sublicensee’s use, conduct, or misconduct regarding Licensed Products , including but not limited to, any claims of product liability, personal injury, death, damage to property or violation of any laws or regulations.

18.           INSURANCE

Before Licensed Technology is used to diagnose or treat human beings, Licensee shall obtain and maintain appropriate coverage of general liability, product liability, and public liability insurance in the amount of no less than Three Million Dollars to protect CASE and HHMI, and their respective trustees, officers, employees, attorneys and agents under the indemnification provided hereunder.  CASE and HHMI, and their respective trustees, officers, employees, attorneys and agents shall be named as additional insureds on Licensee’s insurance policies.  CASE shall be provided appropriate certificates of insurance thereunder.

19.           BREACH

No acquiescence in any breach of this Agreement by either party shall operate to excuse any subsequent or prior breach.

20.           PRIOR AGREEMENT

Except for any confidential disclosure agreement executed by the parties, this Agreement supersedes all previous agreements relating to the subject matter hereof, whether oral or in a writing, and constitutes the entire agreement of the parties hereto and shall not be amended or altered in any respect except in a writing executed by the parties.

21.           INTERPRETATION

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, United States of America, without regard to conflict of law principles.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

22.           DISPUTE RESOLUTION

22.1         Subject to Subsection 22.2, any controversy or dispute arising under or relating to this Agreement (including, but not limited to, the validity, scope and enforceability of this arbitration clause) shall be referred to and finally settled by arbitration in the City of Cleveland, Ohio, under the auspices of, and conducted in accordance with, the rules of the American Arbitration Association.  All arbitration proceedings shall be before a board of three (3) arbitrators, for each of which each party shall select one (1) arbitrator and the selected arbitrators shall select the third arbitrator.  The costs of the third arbitrator shall be divided equally between the parties, and each party shall pay the costs of the arbitrator selected by it.  Any award of the arbitrators shall be final and conclusive on the parties to this Agreement, and judgment upon such award may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, any dispute affecting the rights or property of HHMI shall not be subject to the arbitration provisions above.

22.2         Either party may seek injunctive relief for: (a) violation by the other party of the Sections entitled “Reports and Audits,” “Markings, Trademarks and Trade Names,” “Confidentiality and Trade Secrets,” “Insurance” and “Dispute Resolution”; (b) for enforcement of any arbitration award; or (c) for enforcement of any non-arbitrable matter.  The prevailing party shall be entitled to recover from the other all costs, including attorney’s fees, related to the action for injunctive relief.

22.3         Licensee hereby irrevocably and unconditionally:

(i)        Agrees that any legal action, suit or proceeding relating to the Agreement and contemplated by this Section entitled “Dispute Resolution” hereof (collectively, “Related Litigation”) may be brought in any state or federal court of competent jurisdiction sitting in Cuyahoga County, Ohio, submits to the jurisdiction of such courts, and to the fullest extent permitted by law agrees that it will not bring any Related Litigation in any other forum (but nothing herein shall affect the right of CASE to bring any action, suit or proceeding in any other forum);

(ii)       Waives any objection which it may have at any time to the laying of venue of any Related Litigation brought in any such court located in Cuyahoga County, Ohio, waives any claim that any such Related Litigation has been brought in an inconvenient forum, and waives any right to object, with respect to any Related Litigation brought in any such court, that such court does not have jurisdiction over Licensee; and

(iii)      Consents and agrees to service of any summons, complaint or other legal process in any Related Litigation by registered or certified mail, postage prepaid, to Licensee at the address for notices described in the Section entitled “Notices” hereof, and consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by law).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

23.           INFRINGEMENT

23.1         Licensee shall have the right during the term of this Agreement to commence an action for infringement of the Patent Rights against any third party for any infringement occurring within the Field of Use, provided that Licensee shall provide CASE thirty (30) days’ prior written notice of such infringement and of Licensee’s intent to file such action.  CASE shall have the right at its own expense to appear in such action by counsel of its own selection.  If required by the jurisdictional laws of the forum that any such action be prosecuted in the name of the owner of the Patent Right, CASE shall voluntarily appear at Licensee’s expense; provided that if such appearance subjects CASE to any unrelated action or claim of a third party or Licensee in such jurisdiction, then CASE shall have the right to decline such appearance.  Settlement of any action brought by Licensee shall require the consent of CASE and Licensee, which neither shall unreasonably withhold from the other, and any settlement amount or recovery for damages shall be applied as follows: (i) first, to reimburse the parties for their expenses in connection with the litigation; and (ii) second, CASE shall receive compensation for the time of any CASE personnel involved in the action; and (iii) third, CASE shall receive [********] of any monies remaining.

23.2         CASE shall have the right in its sole discretion during the term of this Agreement to commence an action for infringement of the Patent Rights against any third party for any infringement occurring anywhere in the world, provided that, before commencing any such action concerning products within the Field of Use, CASE shall provide Licensee with the first right to sue as provided in Section 23.1 and, if Licensee determines not to bring suit, with not less than thirty (30) days’ prior written notice of such infringement and of CASE’s intent to file such action.  Licensee shall have the right at its own expense to appear in such action by counsel of its own selection.  If CASE provides Licensee with such notice before instituting an action concerning products within the Field of Use and Licensee fails to initiate an action against such third party prior to the commencement of an action by CASE, then any settlement amount or recovery for damages shall belong entirely to CASE and CASE may settle said action without the consent of Licensee; provided, however, that the terms of any such settlement do not impose any obligations on Licensee or limit any rights Licensee would otherwise have under this Agreement.

23.3         Notwithstanding the pendency of any infringement (or other) claim or action by or against Licensee, Licensee shall have no right to terminate or suspend (or escrow) payment of any amounts required to be paid to CASE pursuant to this Agreement.

24.           NOTICES

Any notice under any of the provisions of this Agreement shall be deemed given when deposited in the mail, postage prepaid, registered or certified first class mail and addressed to the applicable party at the address stated on the signature page hereof, or such other address as such party shall specify for itself by like notice to other party.  Each party shall transmit to the other a facsimile copy of each such notice promptly after such deposit in the mail.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

25.           ASSIGNMENT

Except in the instance of a merger of Licensee into another entity or the sale of the assets of Licensee to which this License Agreement relates, Licensee shall neither assign nor transfer this Agreement or any interest herein without the prior written consent of CASE.

26.           THIRD PARTY BENEFICIARY

HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

27.           HEADINGS

The section headings contained in this Agreement are set forth for the convenience of the parties only, do not form a part of this Agreement and are riot to be considered a part hereof for the purpose of construction or interpretation hereof; or otherwise.

28.           EXPORT CONTROLS

It is understood that CASE is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency.  CASE neither represents that a license shall not be required nor that, if required, it shall be issued.

(The balance of this page is intentionally left blank)

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

The undersigned verify subject to the penalties of Section 2921.13 of the Ohio Revised Code relating to unsworn falsification to authorities that they have the authority to bind to this Agreement the party on behalf of which they are executing below.

Case Western Reserve University

By:	/s/ Mark E. Coticchia	By:	/s/ [illegible]

Title:	VP for Research & Technology	Title:	CIO
Management

Date:	8/4/05	Date:	8/5/05

Address for Notices:

Case Western Reserve University

10900 Euclid Avenue
Cleveland, Ohio 44106, USA
Attention: Assistant Vice President Biomedical Science
Facsimile: 216-368-0196

Exact Sciences Corporation

By:	/s/ Don Hardison

Title:	President and CEO

Date:	7/27/05

Address for Notices:

100 Campus Drive
Marlborough, MA 01752
Attention: President
Facsimile:(508) 683-1201

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Attachment A

Description of Licensed Technology

1)             [********]

2)             [********]

Also, without limitation, any foreign filed patents and patent applications based on the subject matter included in (1) and (2) above not already listed above.

CASE has represented to Licensee that this Attachment A is a complete list of patent applications and patents owned or controlled by CASE as of the Effective Date that relate to HLTF Gene Methylation and/or Vimentin Gene Methylation that have application to the Field of Use.  To the extent not already listed, this Attachment A therefore includes, without limitation, patent applications and patents owned or controlled by CASE as of the Effective Date that relate to HLTF Gene Methylation and/or Vimentin Gene Methylation and have application to the Field of Use, provided that Licensee may elect, upon disclosure of the patent rights by CASE to Licensee, to include or exclude any such patent application or patent from this Agreement.

To the extent not already listed, this Attachment A shall include, without limitation, any such patent application(s) and/or patent(s) that Licensee elects to include in the Patent Rights pursuant to Section 2.10 of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

First Amendment to License Agreement

EXACT Sciences Corporation

and

Case Western Reserve University

This First Amendment (this “Amendment”) is made effective as of December 31, 2007 (the “Amendment Effective Date”), by and between Case Western Reserve University (“CWRU”) and EXACT Sciences Corporation (“EXACT”).

WHEREAS, CWRU and EXACT entered into an Agreement dated July 18, 2005, (the “Agreement”) and the parties desire to amend certain provisions of the Agreement.

NOW, THEREFORE, in partial consideration of entry of this Amendment by CWRU, Licensee shall pay to CWRU a non-refundable upfront fee of [********] within 90 days of the Amendment Effective Date; this [********] payment is separate and apart from the [********] payment referenced below in paragraph 1.  The parties agree to the following amendments to the Agreement, to be effective as of the Amendment Effective Date:

1.             The last sentence of Section 5.1 of the Agreement shall be replaced with the following:

At a minimum, Licensee shall achieve Product Launch by December 31, 2008.  If Licensee has not achieved Product Launch by December 31, 2008, it can extend the date for this requirement to December 31, 2009 by notifying CWRU in writing and paying a [********] non-refundable fee to CWRU.

2.             Except as expressly modified herein, the Agreement and all of its terms and conditions shall continue in full force and effect.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Amendment as of the date first above written.

Case Western Reserve University		EXACT Sciences Corporation

By:	/s/ Mark E. Coticchia	By:	/s/ Jeffrey Luber

Printed Name:	Mark E. Coticchia	Printed Name:	Jeffrey Luber

Title:	Vice President for Research and	Title:	President
Technology Management

Case Western Reserve University

By:	/s/ Robert Clarke Brown

Printed Name:	Robert Clarke Brown

Title:	Treasurer

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.